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April 6th, 2011

Quicksilver Resources Canada Inc.
One Palliser Square
2000, 125-9th Avenue SE
Calgary, AB T2G 0P8

Attention:   Tony Kuehne
     Marketing Manager

Dear Mr. Kuehne:

Re:
Commitment Letter Agreement (the “Commitment Letter Agreement”) to Support the Proposed Installation of the Horn River Mainline (Komie North Section) from a-66-A/94-O-15 to d-64-J/94-P-4 (the “Pipeline Project”)

NOVA Gas Transmission Ltd. (“NGTL”) and Quicksilver Resources Canada Inc. (the “Customer”) have had discussions regarding the Horn River Mainline (Komie North Section). Customer has requested that NGTL construct the Horn River Mainline (Komie North Section). NGTL has, subject to certain terms and conditions, agreed to construct the Horn River Mainline (Komie North Section), however, NGTL must ensure the supply forecast used in the Horn River drainage area as set out in Schedule A (“Horn River Drainage Area”) justifies the need, necessity, and long term economics of the Horn River Mainline (Komie North Section). Customer has agreed to support NGTL and the Horn River Mainline (Komie North Section) as described in the Project and Expenditure Authorization dated April 6th, 2011 between NGTL and Customer (the “PEA”), and provide NGTL with a commitment that proprietary natural gas production from the Horn River Drainage Area will connect to a NGTL receipt point on the Horn River Mainline (Komie North Section) on the following terms and conditions:

1.	Subject to paragraph 2, Customer hereby agrees that, commencing on the in-service date of the Pipeline Project:

a.
proprietary natural gas production from the Horn River Drainage Area shall be delivered to NGTL at a NGTL receipt point on the Horn River Mainline (Komie North Section), excluding such gas that is currently subject to a firm gas transportation contract with Spectra Energy Corp. and Westcoast Energy Inc. (collectively, “Third Party Contracts”); and

b.
future proprietary natural gas production from the Horn River Drainage Area, shall be delivered to NGTL at a NGTL receipt point on the Horn River Mainline (Komie North Section) commencing May 1, 2014 and ending the earlier of:

i.
the date the cumulative revenue for the receipt services at receipt points on the Horn River Mainline (Komie North Section) exceeds the cost of the Facilities (as defined in the PEA) (the “Facilities End Date”); and

ii.	the date the cumulative volume of natural gas received by NGTL through meter stations connected to the Horn River Mainline (Komie North Section) equals 1 TcF (the “TcF End Date”).

If NGTL determines that it does not have sufficient pipeline capacity on either the Horn River Mainline (Komie North Section) or on downstream mainline facilities for natural gas production from the Horn River Drainage Area such that NGTL is unable to provide firm service receipt transportation service and NGTL advises Customer in writing of such determination, then Customer may transport such gas on alternative pipelines for the period of time that such firm service receipt transportation service is not available.

2.
Upon expiration of Customer’s Third Party Contracts, Customer agrees that all Customer volumes of gas produced from the Horn River Drainage Area shall be delivered to NGTL at a NGTL receipt point on the Horn River Mainline (Komie North Section) until the earlier of the Facilities End Date or the Tcf End Date.

3.
Notwithstanding paragraphs 1 and 2, if Customer renews existing Third Party Contracts or executes new firm gas transportation contracts with other third party service providers for volumes of gas produced from the Horn River Drainage Area, and, if at least one year prior to the end of the term of the Schedules of Service attached as Schedule “B” to the PEA (the “SOS”) neither the Facilities End Date nor the TcF End Date have occurred, then Customer shall renew the SOS in accordance with the NOVA Gas Transmission Ltd. Gas Transportation Tariff, on an annual basis (the “Renewal SOS”) until the Facilities End Date or the TcF End Date has been reached. The Renewal SOS shall be for the minimum volumes of 106 mmcf/d.

4.
NGTL shall provide to Customer, at Customer’s request, but not more often than annually, a reporting of the volumes received from Customer at NGTL receipt points on the Horn River Mainline (Komie North Section).

5.
If at any time Customer sells, assigns or transfers all or a portion of Customer’s interests in the Horn River Drainage Area, Customer covenants and agrees that such sale, assignment or transfer shall be subject to Customer assigning its rights and obligations under this Commitment Letter Agreement in whole or on a proportional basis, as applicable, to the new party, provided NGTL has provided its written consent to such assignment, such consent not to be unreasonably withheld. NGTL agrees that if NGTL provides its consent, Customer shall have no further liability or obligation under this Commitment Letter Agreement as of and after the effective date of the sale, assignment or transfer in respect of such Customer’s interest that has been sold, assigned or transferred. Customer agrees that Customer shall be liable to and shall pay to NGTL within 5 business days of receipt of an invoice an amount equal to the loss of profits or revenues NGTL may sustain or incur as a result of Customer’s failure to comply with this provision.

6.
In the event that Customer elects to flow natural gas production from lands that it acquires that are proximate or adjacent to, but not part of, the Horn River Drainage Area, on the Horn River Mainline (Komie North Section), those volumes and the NGTL receipt service revenue associated with those volumes will contribute to the Tcf End Date or the Facilities End Date, as applicable.

7.	This Commitment Letter Agreement shall terminate and be of no force and effect if the PEA terminates for any reason, other than termination under Paragraph 13 (Completion of Work) of that agreement.

8.
The terms and conditions of this Commitment Letter Agreement (the "Confidential Information") shall be kept confidential by the Customer and NGTL, and no party shall be permitted to disclose the Confidential Information without the prior written consent of the non-disclosing party (which consent may be withheld in the sole discretion of each non-disclosing party). Such prohibition does not prevent the disclosure of such Confidential Information:

i.
to Affiliates (as that term is defined in the PEA) and representative engaged by any of the parties in connection with this Commitment Letter Agreement and who are made aware of the confidential nature of the Confidential Information;

ii.	customers of a party where such disclosure is reasonably required under contracts with customers and who are made aware of the confidential nature of the Confidential Information;

iii.
which is ordered or required to be disclosed by a party pursuant to any  law, statute, regulation, rule, official directive, guideline, ordinance, order or directive enacted or issued by any governmental authority and includes the provisions and conditions of any permit, license or other governmental or regulatory authorization having jurisdiction over the parties, or the subject matter of this Commitment Letter Agreement; or

iv.	that is already generally available to the public through publication or otherwise.

9.
This Commitment Letter Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta applicable therein, and each of the parties irrevocably submit to the jurisdiction of the courts of Alberta for the interpretation and enforcement hereof.

10.
Each of NGTL and Customer agree to comply with all laws, regulations, rules and orders applicable to the observance or performance of their respective obligations under this Commitment Letter Agreement.

11.
Each of NGTL and Customer will, at the request of the other party and without further consideration, do all further acts and execute and deliver all further documents reasonably required to carry out the terms of this Commitment Letter Agreement.

12.
If any provision of this Commitment Letter Agreement is restricted, prohibited or unenforceable, such provision shall be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Commitment Letter Agreement

13.	This Commitment Letter Agreement may be executed in counterpart and a complete set of counterpart pages shall be provided to each party. A facsimile signature shall be deemed to be an original.

Please indicate your agreement to the terms and conditions of this Commitment Letter Agreement below. If you have any questions or would like to discuss this further, please call Rob Swart, Customer Account Manager, at (403) 920-5590.

Yours truly,

NOVA GAS TRANSMISSION LTD.

By:	/s/ Stephen M.V. Clark
Name:Stephen M.V. Clark
Title: Vice President, Commercial

By:	/s/ Karl Johannson
Name:Karl Johannson
Title: President

The terms and conditions of this Commitment Letter Agreement are hereby agreed to this 12th day of April, 2011 by:

QUICKSILVER RESOURCES CANADA INC.

Per:	/s/ Philip Cook
Name: /s/ Philip Cook
Title: Vice President--Finance

Schedule A

Horn River Drainage Area for Horn River Mainline (Komie North Section)

[see attached]